Exhibit 99.1

Four Oaks Fincorp, Inc. Declares 2009 Fourth Quarter Dividend

FOUR OAKS, N.C.--(BUSINESS WIRE)--October 30, 2009--Four Oaks Fincorp, Inc.(OTCBB: FOFN), holding company for Four Oaks Bank & Trust Company, today announced that the Board of Directors declared a cash dividend of 4 cents per share payable on or after December 7, 2009, to shareholders of record on November 30, 2009. This dividend is equal to the dividend paid in the third quarter of 2009 and is 53% less than the fourth quarter 2008 dividend due to reduced earnings caused by the effect of current economic conditions on the bank and our customers.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177